Exhibit 10.19

[CLIFTON GUNDERSON LOGO APPEARS HERE]

January 2, 2007

Mr. David Skjaerlund

President & CEO

Liberty Renewable Fuels, LLC

P.O. Box 335

Owosso, MI 48867

RE:	Due Diligence Procedures - Auburn Bean and Grain Co.

Dear Mr. Skjaerlund:

We are pleased to serve you on this agreed-upon procedures engagement. The purpose of this letter is to confirm the terms of our agreement and to clarify the nature and extent of the services to be provided.

Mr. Jeffrey Brandenburg and Mr. Allan Dassow will be the client partners responsible for these services to be provided to you. Mr. John Carpenter also will be assigned to you. This arrangement assures that another person you know will be familiar with your operations. We hope you will call any of these people when you believe the firm can be of assistance.

Our services will include:

We will apply the agreed-upon procedures listed in the attached schedule (Schedule A) to books and records of Auburn Bean and Grain Co. (“Auburn”) as of December 31, 2006. This engagement is solely to assist Liberty Renewable Fuels, LLC (“Liberty”) in the purchase of Auburn’s outstanding stock and certain real estate from KMA Group, LLC as identified in the signed Letter of Intent.

In connection with the services we provide, we will not perform management functions, make management decisions, or act in a capacity equivalent to that of a member of management or an employee.

You are responsible for management decisions and functions, and for designating a competent employee to oversee these services. You are responsible for evaluating the adequacy and results of the services performed and accepting responsibility for the results. You are also responsible for establishing and maintaining internal controls, including monitoring ongoing activities.

Our engagement to apply agreed-upon procedures will be conducted in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified party of the report. Consequently, we make no representation regarding the sufficiency of the procedures described in the attached schedule either for the purpose for which this report has been requested or for any other purpose. If, for any reason, we are unable to complete the procedures, we will not issue a report as a result of the engagement.

440 Science Drive, Suite 400

Madison, Wisconsin 53711

tel : 608.232.2900

fax: 608.232.2919

www.cliftoncpa.com	Offices in 14 states and Washington, DC

Mr. David Skjaerlund

Liberty Renewable Fuels, LLC

January 2, 2007

We are not responsible for the preparation of any tax return, report to any governmental agency, or any other form, return, or report, or for providing advice not specifically recited in this letter.

This letter constitutes the entire agreement regarding services to be provided to you and supersedes all prior agreements, understandings, negotiations, and discussions between us, whether oral or written. This agreement may be supplemented by other written agreements.

Because the agreed-upon procedures listed in the attached schedule do not constitute an examination or a review, we will not express an opinion or limited assurance on Auburn’s financial statements or any elements, accounts, or items thereof. Also, we will not express an opinion or limited assurance on the effectiveness of Auburn’s internal control over financial reporting or any part thereof.

We have no obligation to perform any procedures beyond those listed in the attached schedule. If, however, as a result of the procedures we perform, matters come to our attention that cause us to believe additional procedures should be performed, we will disclose those matters in our report. Such disclosures, if any, may not necessarily include all matters which might have come to our attention had we performed additional procedures or an audit.

We may submit a report listing the procedures performed and the results of those procedures. You will notify us if a written report is needed. This report is solely for the use of Liberty Renewable Fuels, LLC, and should not be used by those who did not agree to the procedures. Our report will contain a paragraph indicating that had we performed additional procedures, other matters might have come to our attention that would have been reported to you. If the need for additional procedures arises, our agreement with you will need to be revised. If additional specified parties of the report are added, we will require that they acknowledge in writing their responsibility for the sufficient of procedures. If for any reason, we are unable to complete the engagement, we may decline to issue a report and terminate our engagement.

You understand that this an unaudited service. This services is not specifically designed, and should not be relied upon to disclose fraud, defalcations, other illegal acts, or errors or similar irregularities, should any exist.

Our relationship with you is limited to that described in this letter. As such, you understand and agree that we are acting solely as independent accountants. We are not acting in any way as a fiduciary or assuming any fiduciary responsibilities for you.

Whenever possible, we will use your personnel to assist in this work and so reduce costs.

We wish to emphasize that management has be responsibility for the proper recording of transactions and for the safeguarding of assets. Management’s responsibility includes the retention, supervision and training of qualified personnel in areas affecting financial matters.

As part of this responsibility, you agree to provide us, before the delivery date of the agreed-upon procedures report, with written confirmation of the representations made to us by you and your staff during the course of our engagement.

Mr. David Skjaerlund

Liberty Renewable Fuels, LLC

January 2, 2007

You agree to authorize Auburn’s accountant/auditor to respond fully to any inquiries we may find necessary. If we find it necessary, you will authorize their accountant/auditor to allow us to review their working papers. You will be responsible for any fees billed by Auburn’s accountant/auditor for time or expenses in connection with our firm reviewing their workpapers and related inquiries.

It is our understanding that the primary intent of engaging our professional services is for the benefit of Liberty Renewable Fuels, LLC. Our services are not intended to benefit or influence any other person or entity.

The working papers for our engagement are the sole and exclusive property of Clifton Gunderson LLP and constitute confidential and proprietary information. We do not provide access to our workpapers to you or anyone else in the normal course of business. Should we be ordered by a valid subpoena or other appropriate court order to provide access to or copies of our workpapers, you agree to reimburse us for the time and out-of-pocket expense necessary to comply with such order.

The charges for our work are to be based upon the time involved, degree of responsibility assumed and skills required, plus direct expenses. Bills for services are due when submitted. Interim bills may be submitted at periodic dates to cover charges and expenses incurred. If a bill for services is not paid when due, we reserve the right to cease work and withdraw from the engagement. In that event, we will charge interest on the unpaid balance at the monthly rate of 1 1/2%, which is an ANNUAL PERCENTAGE RATE OF 18%. In the event that any collection action is required to collect unpaid balances due us, reasonable attorney fees and expenses shall be recoverable. We will require a retainer of $10,000 prior to beginning this engagement. The retainer will be applied to our final billing in this matter, which will be rendered at the time we deliver our findings.

We will do our uppermost to provide quality service to you. We do not anticipate any difficulties in meeting the expectations recited in this letter. However, in the unlikely event that there are any disagreements regarding our services, any claims against Clifton Gunderson LLP as a result of this engagement must be brought within one year from the date our report is delivered or our work is completed.

You hereby agree that Liberty Renewable Fuels, LLC will indemnify Clifton Gunderson LLP and its partners, principals and employees and hold them harmless from any claims, liabilities, losses and costs arising in circumstances where there has been a knowing misrepresentation by a member of the management of Liberty Renewable Fuels, LLC or Auburn Bean and Grain Co., regardless of whether such person was acting in the best interests of Liberty Renewable Fuels, LLC or Auburn Bean and Grain Co.

You hereby agree that if any statement is not paid within 30 days from its date, that the balance remaining from time-to-time unpaid shall draw interest at the monthly rate of 1 1/2%, which is an ANNUAL PERCENTAGE RATE OF 18%.

If the above terms are in accordance with your understanding and acceptable to you, please sign, date, and return the duplicate copy of this letter to us.

Mr. David Skjaerlund.

Liberty Renewable Fuels, LLC

January 2, 2007

We very much appreciate the opportunity to serve you and will be pleased to discuss any questions you may have.

Very truly yours,

CLIFTON GUNDERSON LLP

The services described in the foregoing letter are in accordance with our requirements and we understand the terms and conditions recited above.

Liberty Renewable Fuels, LLC

By

Title

Date

Schedule A

Attachment to Due Diligence Procedures – Auburn Bean and Grain Co.

The following agreed-upon procedures will be performed. Additional procedures may be performed at the direction and control of Liberty Renewable Fuels, LLC.

•	Review the documents as identified in Exhibit A to the Letter of Intent.

•	Review the documents as identified in Exhibit B to this Engagement Letter.

•	Analyze the past 3-years of financial statements for trends, non-recurring and/or unusal items and ratio analysis.

•	Review and inquire of footnote disclosures to the financial statements for the past three years.

•

Review and inquire of material contracts (contracts that exceed a net present value of $20,000), including shareholder agreements, buy/sell agreements, employement agreements, convenants not to compete agreements, loan and lease agreements, and deferred compensation agreements.

•	Review legal and accounting invoices for the past three years.

•	Review and inquire of material grain and commodity contracts (contracts that exceed a net present value of $20,000).

Schedule B

Attachment to Due Diligence Procedures – Auburn Bean and Grain Co.

Document Request List

•	December 31, 2006 Daily Position Report for all commodities.

•	December 31, 2006 Grain Long/Short Report, including all support for purchases, sales and Board of Trade contracts.

•	Listing of all commodity brokers used within the last 3-years.

•	Bookings, prepaids or contracted amounts for fixed price fertilizers, chemicals or other commodities if maintained, including December 31, 2006 long/short report for commodities other than grain.

•	December 31, 2006 prepaid agronomy product listing with identified vendors.

•	Copy of written risk management policy for grain and agronomy commodities – if no policy, then Board of Director, or equivalent, authorized long/short position risk tolerance guidelines.

•	Outside CPA’s management letter for the past 3-years, if applicable.

•	Outside consultant reports for the past 3-years, if applicable.

•	All employment contracts.

•	All compensation contracts, whether current or deferred.

•	All stock option agreements, if applicable.

•	Most recent reconciled internal and external prepared financial statements, including balance sheet, income statement and statement of cash flows.

•	Past 3-years internal year-end financial statements.

•	General ledger from July 1, 2004 to present.

•	Past 3-years depreciation schedules.

•	Listing of any pending, or ongoing, patent, trademark, service mark, or any other intangible work.

•	Identify all software programs and verify all are properly licensed to Auburn.

•	Copy of all environmental reports/memos prepared internally or externally.

•	Copies of all royalty and licensing agreements.

•	Copies of all warranty servicing agreements.

•	Copies of all personal guarantees to or from Auburn and the applicable KMA properties.

•	Aged accounts receivable and payable report as of December 31, 2006.

•	Copies of all appraisals and valuations performed within the last 3-years.

•	Copies of all retirement plan documents.